Exhibit 10(d)

[WENDY’S INTERNATIONAL, INC. LOGO]

July 16, 2006	Amended letter #3

Dave Near

[Address]

Dear Dave,

This letter extends our offer to join Wendy’s International, Inc. as Chief Operations Officer Wendy’s with responsibility for Operations and Operations Administration & Strategic Planning both domestically and internationally, reporting to Kerrii Anderson, interim CEO and President Wendy’s International Inc. Your annual salary will be $500,000 (paid bi-weekly at $19,231) with an effective date of hire May 1, 2006.

The following outlines additional components of our offer:

•	Participation in the Executive Annual Performance Plan. Based on the attainment of pre-established financial goals, target payouts for the full year would be $375,000. Prorated target bonus for 2006 is 67% of the $375,000 annual bonus ($251,250) based on achievement of EBIT. For 2006 a minimum bonus of $125,625 will be provided based upon the achievement of other objectives discussed with Kerrii Anderson.

•	A sign-on bonus of $100,000 as approved by the Compensation Committee.

•	Subject to approval by the Compensation Committee of the Board of Directors at the next scheduled meeting, participation in the Management Stock Incentive Plan with an initial grant value of $625,000, based upon a start date of May 1, 2006. Vesting of 25% per year, fully vested after 4 years.

•	Participation of Wendy’s comprehensive benefits programs, including deferred compensation, medical, dental and vision insurance, health savings accounts, life insurance, travel accident insurance, short and long term disability benefits, Executive LTD and our retirement plans (including a Supplement Executive Retirement Plan) upon meeting all eligibility requirements. I have enclosed materials for your review.

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•	The vacation schedule provides 4 weeks of vacation during the first four years of employment. Vacation is provided on a fiscal year basis.

•	Use of the company owned vehicle or allowance of $13,200 per year (paid 1100/mo).

•	Subject to the approval of the Executive Committee of the Board of Directors, a Key Executive Agreement will be extended to you. A draft of the agreement is enclosed.

•	An initial start bonus of $15,000 to be payable with your first pay as an employee.

•	At the discretion of the company, any form of compensation, executive perquisites and other company benefits may be modified at any time.

Dave, we are extremely excited about the possibility of you joining Wendy’s management team. I look forward to your acceptance as soon as possible. Should you have any questions, please feel free to contact me at (614) 764-3260.

Sincerely,

Wendy’s International, Inc.

/s/ Jeff Cava
Jeff Cava Executive Vice President, Human Resources

Please acknowledge your acceptance of this offer by signing below and returning.

/s/ Dave Near	7-17-2006
Signature	Date

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